The Power of Information Powerful Molecular Diagnostics Platform September 2014 ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-197954 Dated September 9, 2014

Free Writing Prospectus
Great Basin Scientific, Inc. (“Great Basin”, “we”, “our”, “us”, or the “Company”) is providing this presentation, which highlights basic information about us and the offering to which this communication relates. Because it is a summary, it does not contain all of the information that you should consider before investing in our securities. We have filed a registration statement, including a prospectus, with the U.S. Securities and Exchange Commission
(SEC) for the offering to which this communication relates. The registration statement has not yet become effective. Before you invest, you should read the prospectus in the registration statement, including the risk factors described therein, and other documents we have filed with the SEC for more complete information about us and the offering. You may access these documents for free by visiting EDGAR on the SEC website at
http://www.sec.gov.
Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and/or any supplements thereto if you contact Dawson James Securities, Inc., Attention: Prospectus Department, 1 North Federal
Highway, 5th Floor, Boca Raton, FL 33432, e-mail: mmaclaren@dawsonjames.com or toll free at (866) 928-0928.

Cautionary Note Regarding Forward-Looking Statements
This presentation contains forward-looking statements that involve significant risks and uncertainties, including those discussed in this presentation and others that can be found in the “Risk Factors” section of the Registration Statement on Form S-1 of Great Basin, filed with the SEC on August 8, 2014 (SEC File No. 333-197954). All statements other than statements of historical facts, included in this presentation regarding our strategy, future operations, future financial position, future net sales, projected expenses, products’
placements, performance and acceptance, prospects and plans and management’s objectives, as well as the growth of the overall market for our products in general and certain products in particular and the relative performance of other market participants are forward-
looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievement to be materially different from those expressed or implied by the forward-
looking statements.
You should not rely upon forward looking statements as predictions of future events. We cannot assure you that the events and circumstances reflected in the forward looking statements will be achieved or occur. Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by law, we undertake no obligation to update publicly any forward looking statements for any reason after the date hereof or to conform these statements to actual results or to changes in our expectations.

Initial Public Offering Summary
Issuer Great Basin Scientific, Inc.
Exchange / Ticker NASDAQ / GBSN
Securities Offering 2,500,000 units with each unit consisting of one share of common stock with one
Series A warrant to purchase (i) one additional share of common stock, and (ii) one
Series B warrant to purchase one share of common stock
Over-Allotment 15% or 375,000 shares of common stock and / or 375,000 Series A warrants
Price Range $6.00 - $7.00
Use of Proceeds (i) Approximately $4.2mm for research and development, including $2mm to fund clinical regulatory development and regulatory filing of new diagnostic tests, including tests for Group B Strep and Staph ID/R, (ii) approximately $3mm for sales and marketing, including $1mm to increase our sales and marketing capabilities (iii)
approximately $3mm to manufacture analyzers, (iv) approximately $0.5mm to expand our manufacturing capacity and (v) general corporate purposes, including working capital
Sole Book-Runner Dawson James Securities, Inc.
Co-Managers Newbridge Securities Corporation and Newport Coast Securities, Inc.

Investment Highlights
1.
Large, existing market—undergoing paradigm shift to modern
technology
2.
We have the low-cost and ease of use customers are waiting for
3.
77% win-rate* and sales traction validated in three sales territories
4.
Recurring revenue model brings strong, sticky revenues.
5.
Significant COGS reductions in 2015
6.
Three new tests coming in 2015 – All use the same analyzer
7.
Strategic validation through Hitachi Chemical’s $3.5 million investment
* 12-months ended July 31, 2014

The Target Market: Hospital Labs

Tests
Gastrointestinal Infections: 20-25MM
Blood Infections 15-25MM
Respiratory Infections
MRSA  Surveillance 40-60MM
100MM – 150MM tests World Wide
> $1.25B - 1.5B Addressable Market
Source:  Company estimates
Industry undergoing a paradigm shift to molecular
30-40MM

Commercially-Focused Management Team

Name Position Past Experience
Ryan Ashton CEO Extensive experience in driving successful marketing, sales, IPO and
M&A strategies for advanced-technology companies
SVP of Sales and Marketing at Megahertz
Senior Officer at Inari
CEO of Printelligent Coporation
Robert Jenison SVP Research, CTO Associate Director of  Molecular R&D at BioStar/Inverness Medical
Innovation (now Alere Medical)
Awarded four patents
Jeffrey Rona Financial Consultant will
become CFO upon IPO
Over 20 years of finance experience as an investment banker and senior financial officer for life sciences start-ups
Experienced in capital markets and M&A transactions, including
IPOs
Previously CFO at AlgoRx and GlobeImmune
Director at UBS Warburg, seven years with Coopers & Lybrand
Laurence Rea Chief Engineer More than 20 years of engineering and manufacturing experience
GM at BioStar/Inverness Medical Innovation (now Alere Medical)
Sandra Nielsen VP Sales and Marketing Seasoned marketing executive, with extensive success in building and executing marketing programs for high–growth technology
start–ups
Senior Director of Marketing at Edustructures

Commercial Stage – Primed for Growth
The Company

At Revenue and Growing
– 102 Customers W.W.
– 77% win rate for the most recent twelve months
– Experienced Commercial Team
Huge Existing Market Undergoing Paradigm Shift
– Still in the early stages:  only ~50% have adopted molecular c. diff,  and other tests have even lower penetration rates
– Comparable companies have strong Institutional Investor support
3 Keys to Successful Industry Penetration
– Ease of Use
– Great Content
– Low cost
Rich Product Pipeline Ready for Trial
(expected FDA approval)
– Group B strep – Q2 2015
– Staph blood infection panel – Q3 2015
– Food Borne Pathogens Panel – Q4 2015
– SA Pre-Surgical – Q2 2016
Recent Strategic Investment from Hitachi Chemical

DNA Amplification and Array-based detection The Technology 9 <90 Minutes to Answer + Accurate diagnosis = The correct treatment sooner

TMB
HRP (substrate)
Detector
(biotin tagged)
Target

TMB
TMB
TMB
HR
HR
HR
Detector
(biotin tagged)
Target

Proprietary Signal Amplification Technology (amPED) Permits Direct from Specimen Detection Streptavidin Dextran Polymer •Patent Protected (U.S. #8,574,833) Standard Detection amPED Detection 10

Customers want three things in MDx:
The Unmet Need

1. Automated workflow
2. Powerful test menu
3. Rational test and instrument cost
We believe fewer than 50% of tests in a hospital lab are molecular.
Top two reasons for not switching are cost and ease of use.

Designed with the Customer in Mind
The MDx Platform

Executes the test
Provides electronic output to the clinician
Off the shelf components keeps cost low
Up to 64 answers per specimen
Same cartridge for all new products
Designed for low-cost and manufacturability
Analyzer
Cartridges

Slow. Labor intensive. Current Microbiology Lab Workfow Culture Sub-Culture Antibiotic Susceptibility 13 Can take days to obtain a result

Simple, sample prep Load cartridge in analyzer Results in ~90 minutes! Sample-to-result = Simple workflow and fast, accurate results Microbiology Lab Workflow with Great Basin 14

And What the Customer Wants… The Need Met 1. “Sample to Result” format 2. Multiplexing capability with up to 64 answers per test 3. Rational customer cost model 15

No cost razor – Powerful razor blades
The Model – “Vending Machine”
“You pay only for a result”
Avoid long capital equipment sales cycle
Follow-on products, a faster, easier sale
Footprint, Footprint, Footprint

Latest Twelve Month “Win Rate” (US Only)
The Customer Response
* Where accounts have made a decision
77% aggregate win rate

Non-molecular
85.2% win rate*
Evals not won
Eval wins
Molecular
70.6% win rate*
Evals not won
Eval wins

Focus Is on Growing U.S. Customer Base
Commercial Strategy
U.S.
– Three existing reps., cover ~5% of the hospitals in the U.S.
– Add 3-5 additional reps over the next 12 months
– Expand test menu
Europe
– Maintain network of four distributors
– U.K., Spain, France, Germany, Switzerland, Scandinavia and Benelux
Asia / Pacific
– TBD

Tests Marketed and in Development
Marketed
– C. diff (Clostridium difficile) – hospital acquired GI infection, 347,000 cases per year, market potential of between $110-$120 annually
In development
– Group B Strep – nearly all pregnant woman in the US are tested, 3.95 million live births in the US, market potential of between $80-$120 annually
– Staphylococcus Identification – test to determine what strain of staphylococcus is present in a patient’s blood, 4.2 million positive blood culture per year, market potential of between $100-$150 annually
– SA Pre-surgical screening – test taken prior to in-patient surgery to determine if a patient is colonized with staphylococcus aureus, 51.4 million in-patient surgeries are performed each year, market potential of between $800-$900 annually
– Food borne pathogens – test to determine the cause of gastrointestinal distress, nearly five million US hospital visits per year for GI distress, market potential of between $150-$200 million
• All potential market sizes are Company estimates

Product Timeline Milestones
4
th
Quarter 2014
– Initiate Staph ID/R clinical trial
– Submit Group B Strep 510(k) to FDA
1
st
Quarter 2015
– Submit Staph ID/R 510(k) to FDA
– Initiate MRSA/SA Nasal clinical trial
– Initiate Stool Panel clinical trial
2
nd
Quarter 2015
– Group B Strep 510(k) clearance expected
2
nd
Half 2015
– Staph ID/R 510(k) clearance expected
– Stool Panel 510(k) clearance expected

GREAT BASIN

Test Type	2014	2015	2016
Gastro Intestinal			
C. *diff*	$24,090	$24,090	$24,090
Food Bourne		$38,325	$38,325
Blood Infections			
Staph ID and Resistance		$13,140	$13,140
MRSA			
SA Pre-Surgical/MRSA Nasal Screen		$0	$124,100
Sexual Health			
Group B Strep		$17,338	$17,338
TOTAL Annual Revenue	**$24,090**	**$106,050**	**$243,308**

Potential Annual Revenue per Customer*
New Products’ Revenue Potential

• Based on assumption that customers reach projected usage levels of all five tests, including four tests currently in development.

Financials Why/Why Not Switching to Molecular?*

Financial Highlights
As of June 30, 2014
– Cash Balance - $413,000
• $4.5 million pro-forma including additional Series D Preferred sold in
July 2014
– YTD Revenue - $752,000
• $761,000 for 12 months ended 12/31/13
– 2
nd
Quarter Revenue - $402,000
• 145% growth YOY
Key Metrics
–
One diagnostic test on the market (C. diff)
– One diagnostic test in clinical trials (Group B Strep)
– 102 customers
Proposed Ticker symbol - GBSN

Hitachi Chemical
Independent publicly traded Company in Japan
– Hitachi, Ltd owns 51.2%
FY 2013 sales of ~US$5 billion
Market capitalization of ~US$4 billion
Traditional business in Functional Materials and Advanced
Components and Systems
Stated intention is to invest in diagnostics as a future growth engine

Investment Highlights
1.
Large, existing market—undergoing paradigm shift to modern
technology
2.
We have the low-cost and ease of use customers are waiting for
3.
77% win-rate* and sales traction validated in three sales territories
4.
Recurring revenue model brings strong, sticky revenues.
5.
Significant COGS reductions in 2015
6.
Three new tests coming in 2015 – All use the same analyzer
7.
Strategic validation through Hitachi Chemical’s $3.5 million investment
* 12-months ended July 31, 2014

Initial Public Offering Summary
Issuer Great Basin Scientific, Inc.
Exchange / Ticker NASDAQ / GBSN
Securities Offering 2,500,000 units with each unit consisting of one share of common stock with one
Series A warrant to purchase (i) one additional share of common stock, and (ii) one
Series B warrant to purchase one share of common stock
Over-Allotment 15% or 375,000 shares of common stock and / or 375,000 Series A warrants
Price Range $6.00 - $7.00
Use of Proceeds (i) Approximately $4.2mm for research and development, including $2mm to fund clinical regulatory development and regulatory filing of new diagnostic tests, including tests for Group B Strep and Staph ID/R, (ii) approximately $3mm for sales and marketing, including $1mm to increase our sales and marketing capabilities (iii)
approximately $3mm to manufacture analyzers, (iv) approximately $0.5mm to expand our manufacturing capacity and (v) general corporate purposes, including working capital
Sole Book-Runner Dawson James Securities, Inc.
Co-Managers Newbridge Securities Corporation and Newport Coast Securities, Inc.

The Power of Information Powerful Molecular Diagnostics Platform September 2014